Exhibit 99.2

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and store data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended

	August 2,	August 3,	August 2,	August 3,
	2003	2002	2003	2002

Net sales:
Retail	$110,356	$105,079 *	$246,438	$234,691	*
Play & music	2,734	3,169 *	6,107	7,158	*

Total net sales	113,090	108,248	252,545	241,849
Cost of goods sold, including buying & occupancy expenses	(71,855)	(66,968) *	(152,489)	(143,415)	*

Gross profit	41,235	41,280	100,056	98,434
Selling, general and administrative expenses	(43,506)	(43,229) *	(90,432)	(90,621)	*

Operating income (loss)	(2,271)	(1,949)	9,624	7,813
Foreign exchange gains	441	139	214	481
Interest income (expense), net	27	(150)	165	(352)

Income (loss) before income taxes	(1,803)	(1,960)	10,003	7,942
Income tax benefit (expense)	744	755	(3,801)	(3,058)

Net income (loss)	$(1,059)	$(1,205)	$6,202	$4,884

Net income (loss) per share:
Basic	($0.04)	($0.04)	$0.21	$0.17
Diluted	($0.04)	($0.04)	$0.20	$0.16
Weighted average shares outstanding:
Basic	29,552	28,943	29,433	28,869
Diluted	29,552	28,943	30,723	30,539
Number of stores at end of period	594	571	594	571

     *     Prior year amounts were reclassified to conform to the 2003 presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 2,	February 1,	August 3,
	2003	2003	2002

Current Assets
Cash and cash equivalents	$48,440	$60,628	$20,114
Income tax receivable	—	—	16,563
Accounts receivable	7,943	7,506	6,855
Merchandise inventories	67,618	62,561	64,151
Prepaid expenses and deferred taxes	10,624	10,764	9,252

Total current assets	134,625	141,459	116,935

Property and Equipment, net	104,620	106,464	105,248
Lease Rights, Deferred Taxes and Other Assets	7,303	7,213	5,124

Total Assets	$246,548	$255,136	$227,307

Current Liabilities
Current portion of long term debt	$—	$—	$529
Accounts payable	30,756	27,150	22,160
Accrued liabilities	17,866	37,570	24,744

Total current liabilities	48,622	64,720	47,433

Long Term Liabilities
Long term debt, net of current portion	—	—	8,603
Deferred rent and other liabilities	20,151	20,998	22,074
Stockholders’ Equity	177,775	169,418	149,197

Total Liabilities and Stockholders’ Equity	$246,548	$255,136	$227,307